DEUTSCHE BANK BROKER/DEALER AFFILIATES LIST
Name of Entity

Brokers to be included in Exhibit
AsiaBondPortal
Bank Inicjatyw Spoleczno-Ekonomicznych SA
BondsinAsia
BT Opera Trading S.A.
DB Securities S. A.
DBS Finance S. A.
IBOXX Ltd.
K & N Kenanga Bhd
Kenanga Deutsche Futures
Kenanga Deutsche Futures Sdn Bhd
MaxBlue Investimentos Distribuidora de Titulos e Valores Mobili rios
S.A.
Minex Corporation
Morgan Grenfell & Co Limited
Morgan Grenfell Private Equity Limited
Morgan Grenfell Securities
Mortgage Ramp
MTS Japan Securities Co. Ltd.
Nissay Deutsche Asset Management Europe Limited
"Osaka Stock Exchange Co., Ltd."
OTC Deriv Limited
Paladin Australia Limited
Pro Capital Spolka Akcyjna
PT Bina Tatalaksana Pasifik
PT BT Prima Securities Indonesia
PT Deutsche Securities Indonesia
"Rued, Blass & Cie AG Bankgeschaeft"
Swapswire Limited
Teleogic Limited
Tokai Deutsche Asset Management Limited
United Financial Group
Volbroker.com Limited
Yensai.com
Yieldbroker Pty Ltd.